NCI Building Systems Announces Conversion of Preferred Stock,
Plan to Refinance Existing Term Loan and
Preliminary Results for Fiscal 2013 Second Quarter

-- Company schedules conference call for today at 5:00 p.m. Eastern Time --

HOUSTON, May 14, 2013 /PRNewswire/ -- NCI Building Systems, Inc. (NYSE: NCS) today announced that investment funds managed by Clayton, Dubilier & Rice LLC (the “CD&R Funds”), the holders of the Company’s preferred shares, have delivered formal notice that they will convert all of their preferred shares to common shares. The conversion will eliminate all outstanding Convertible Preferred Stock, substantially increasing stockholders’ equity and simplifying the calculation of NCI’s earnings per share, beginning in the third quarter of fiscal 2013.

In conjunction with the conversion of its Convertible Preferred Stock, the Company also announced it will seek to refinance its existing $240 million term loan. Based on strong, current debt market conditions, the Company expects this refinancing could result in a significant reduction in annual interest costs while also increasing the Company’s overall financial flexibility.

Concurrent with these announcements, the Company provided preliminary results for the second quarter of fiscal 2013, ended April 28, 2013. Second quarter 2013 revenues are expected to be approximately $293 million, representing increases of 17% and 1%, respectively, over second quarter 2012 reported and pro forma revenues. Second quarter Adjusted EBITDA is expected to be in the range of $10 million to $11 million, which will result in a per share loss for the period.

Norman C. Chambers, Chairman, President and Chief Executive Officer, commented, “While NCI again realized an increase in overall revenues and backlog, volumes for the quarter were below internal forecasts due to the slower release of work from our backlog, as the result of poor weather conditions, compared to last year’s second quarter. Furthermore, in order to position the Company to capitalize on the stronger demand we anticipate in the second half of this year, we strategically invested in additional manufacturing personnel during the seasonally slower first and second quarters. Our backlog increased 6% year-over-year to $276 million at the end of the quarter and was comprised of a greater percentage of higher margin design/build projects than at the end of the same period last year. This is reflective of the success of our recent marketing and sales initiatives. Consistent with our longer-term perspective on the potential of our business, we expect our results to demonstrate operating leverage as demand picks up in the second half of 2013.”

Full financial results for the fiscal 2013 second quarter will be reported on June 4, 2013.

Conference Call

The Company will host a conference call with analysts and investors on May 14, 2013, at 5:00 PM ET to discuss the details of this release and answer any questions. Please call 1-412-858-4600 or 1-800-860-2442 to participate in the call. To listen to a live broadcast of the call over the Internet or to review the archived call, please visit the Company's website at www.ncigroup.com. To access the taped replay, please dial 1-412-317-0088 or 1-877-344-7529 and the passcode 10029000 when prompted. The Webcast archive and taped replay will both be available two hours after the call through May 22, 2013.

NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.

Contact:

Layne de Alvarez

Director, Investor Relations

281-897-7710

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast," “plan” and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to industry cyclicality and seasonality and adverse weather conditions; ability to service the Company's debt; ability to integrate Metl-Span with the Company's business or to realize the anticipated benefits of such acquisition; fluctuations in customer demand and other patterns; raw material pricing and supply; competitive activity and pricing pressure; general economic conditions affecting the construction industry; financial crises or fluctuations in the U.S. and abroad; changes in laws or regulations; and the volatility of the Company's stock price. The Company's SEC filings, including our most recent reports on Form 10-K, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended October 28, 2012, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS ("ADJUSTED EBITDA") AND ("PRO FORMA ADJUSTED EBITDA")

(Unaudited)

(In thousands)

		Pro forma (2)
	2nd Qtr	LTM
	April 28,	April 28,
	2013	2013
Operating income (loss) range	$(2,500) to $(1,500)	$23,500 to $24,500
Add:
Depreciation and amortization	8,800	35,500
Non-cash stock-based compensation	3,450	12,100
Other	250	700

Adjusted EBITDA range (1)	$10,000 to $11,000	$71,800 to $72,800

Additional adjustments related to the acquisition:
Metl-Span LLC Predecessor EBITDA (3)		3,200

Pro forma Adjusted EBITDA range		$75,000 to $76,000

(1)	The Company's Credit Agreement defines adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. The company also has an Asset-Backed Lending facility which has substantially the same definition of adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

(2)	The unaudited pro forma financial information gives effect to the acquisition of Melt-Span LLC, as if the acquisition had occurred on April 30, 2012. This unaudited pro forma financial information does not necessarily represent what would have occurred if the transaction had taken place on that date or of future operating results. The pro forma information does not reflect potential synergies or expense reductions.

(3)	Metl-Span previously reported on a calendar year that ended June 30. The unaudited pro forma information is based on the period from May 1, 2012 to June 22, 2012. Adjusted EBITDA has been calculated in accordance with the Company's Credit Agreement as defined in footnote 1 above.